Exhibit 4.1


                        EQUITABLE SECURITIES CORPORATION
                           EMPLOYEE STOCK BONUS PLAN

               1. Purpose. The purpose of the Equitable Securities Corporation Employee Stock Bonus Plan (the "Plan") is to motivate certain employees of Equitable Securities
          Corporation (the "Corporation"), and its subsidiaries through added incentives to make a maximum contribution toward meeting the objectives of the Corporation.

               2. Definitions. As used in this Plan, the following words shall have the following meanings:

                    (a)     "Award" means the benefits granted to
          Participants as described in Section 5 of the Plan.

                    (b) "Board of Directors" means the Board of Directors of the Corporation.

                    (c) "Code" means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

                    (d) "Common Stock" means the common stock of the Corporation, with or without par value.

                    (e) "Employee" means any individual who is employed by the Corporation or a Subsidiary.

                    (f) "Fiscal Year" means the fiscal year of the Corporation which is the twelve (12) month period ending June 30.

                    (g) "Participant" means each eligible Employee who receives an Award under the Plan.

                    (h) "Subsidiary" means Equitable Trust Corporation, a wholly-owned subsidiary of the Corporation, and any other corporation, partnership, joint venture or business trust, fifty percent (50%) or more of the control of which is owned, directly or indirectly, by the Corporation.

          3.     Administration.

               (a) Appointment. The Plan shall be administered by the Board of Directors of the Corporation, or by one or more committees appointed by the Board of Directors (collectively, the "Administrator"). In the event the Board of Directors appoints more than one committee to serve as Administrator, it may allocate the specific duties of the Administrator among such committees. A particular committee to whom a specific duty is so allocated shall have the sole responsibility and authority for carrying out such duty.

                (b) General. Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to select persons to receive Awards under the Plan, to make grants of the Awards provided under the Plan, to determine the terms and conditions to which such Awards are subject, to delegate its authority and duties under the Plan, and to take all such steps and make all such determinations in connection with the Plan and any of the Awards provided under the Plan as it may deem necessary or advisable.

                The Administrator may from time to time grant the Awards described in the Plan to eligible Participants. Each Participant shall enter into an agreement with the Corporation in the form specified by the Administrator agreeing to the specific terms and conditions of the Award, and such other matters consistent with the Plan as the Administrator in its sole discretion shall determine. The terms and conditions applicable with respect to any Participant shall be determined in accordance with the provisions of the specific agreement entered into between the Participant and the Corporation, and the provisions of this Plan.

               (c) Administrator's Discretion. The grant of any Award under the Plan may be subject to any provisions (whether or not applicable to an Award granted to any other similarly situated Participant) that the Administrator determines are appropriate and which are consistent with terms and conditions specifically provided for in this Plan, including, without limitation, (i) restrictions on resale or other disposition, (ii) such provisions as may be appropriate to comply with federal or state securities laws and stock exchange requirements, (iii) understandings or conditions regarding the Participant's employment, and (iv) provisions for the payment of any required tax withholding with Common Stock of the Corporation.

          4.     Eligibility.

               The Administrator shall from time to time determine and designate the Employees who shall be Participants in the Plan. In making this determination, the Administrator may take into account the nature of services rendered by an Employee, the capacity of the Employee to contribute to the success of the Corporation, and other factors that the Administrator may consider relevant.

          5. Restricted Shares. A Restricted Share consists of Common Stock that is subject to certain restrictions on the disposition of such share and rights of the Corporation to reacquire the share upon specified terms upon the occurrence of certain events during a specified period, as determined by the Administrator. Each Participant who is awarded
          Restricted Shares shall enter into an agreement with the Corporation in a form specified by the Administrator agreeing to the specific terms and conditions of the Award and such other matters consistent with the Plan as the Administrator in its sole discretion shall determine.

                Restricted Shares may not be sold, transferred, pledged or otherwise encumbered during a Restricted Period. A
          Restricted Period shall commence on the date of the Award and end as such later date as the Administrator may designate at the time of the Award. A Participant shall have the entire beneficial ownership of a shareholder with respect to Restricted Shares awarded to him, including the right to receive dividends and the right to vote such Restricted Shares.

                The Administrator in its sole discretion may from time to time establish the terms and conditions under which Restricted Stock shall be forfeited by the Participant during the Restricted Period. The Administrator may also remove, modify or accelerate the release of restrictions on Restricted Shares to the extent of the death or total and permanent disability of the Participant while such individual is employed by the Corporation or a Subsidiary.
                The Participant shall not be entitled to delivery of the certificate representing shares of Common Stock until the expiration of the Restricted Period applicable to such Restricted Shares.

          7. Adjustment upon Changes in Stock. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or otherwise, appropriate adjustments shall be made by the Administrator to the kind and maximum number of shares subject to the Plan and the kind and number of shares and price per share of stock subject to each Award. Any increase in the shares, or the right to acquire shares, as the result of such an adjustment shall be subject to the same terms and conditions that apply to the Award for which such increase was received. No fractional shares of Common Stock shall be issued under the Plan on account of any such adjustment, and rights to shares always shall be limited after such an adjustment to the lower full share.

          8. Amendment of the Plan. The Board of Directors may at any time amend the Plan, provided that the Board may do so only with approval of such number of the shareholders as may be required by either federal income tax or securities law for any particular amendment. However, the Board of Directors may not alter or impair any Award previously granted under the Plan without the consent of the Participant to whom the Award was made.

          9. Termination of the Plan. The Board of Directors may terminate or suspend the Plan at any time. No Awards shall be granted after termination of the Plan. Rights and obligations under an Award granted while the Plan is in effect shall not be altered or impaired by termination or suspension of the Plan except by consent of the Participant to whom the Award was made.

          10. Withholding Tax. The Corporation shall have the right to withhold with respect to any payments made to Participants under the Plan any taxes required by law to be withheld because of such payments.

          11. Rules of Construction. The terms of the Plan shall be construed in accordance with the laws of the State of Tennessee.

          12. Effective Date. The Plan shall become effective as of the date it is adopted by the Board of Directors of the Corporation subject only to approval by shareholders as may be required by any state or federal law.

                IN WITNESS WHEREOF, the Corporation has adopted the foregoing instrument effective as of the 30th day of June, 1991.


                                  EQUITABLE SECURITIES CORPORATION

                                  /s/ William H. Cammack
                                  William H. Cammack
                                  Chief Executive Officer
          ATTEST:

          /s/ William P. Johnston
          Secretary
                      EQUITABLE SECURITIES CORPORATION

                       EMPLOYEE STOCK BONUS AGREEMENT


               This Agreement is entered into as of the           day of
                              , 19       (the "Agreement Date"), by and
          between Equitable Securities Corporation (the Corporation") and
          (the "Participant").

               WHEREAS, the Equitable Securities Corporation
          Employee Stock Bonus Plan (the "Plan") is intended to secure for the Corporation the benefits of the incentive inherent in Common Stock ownership by the employees of the Corporation who are largely responsible for the Corporation's future growth and continued financial success, and to afford such persons the opportunity to obtain or increase a proprietary interest in the Corporation on a favorable basis and, thereby, to have an opportunity to share in its success; and

               WHEREAS, the Board of Directors believes that the acquisition of such an interest in the Corporation will stimulate the endeavors of such employees on behalf of the Corporation and strengthen their desire to remain with the Corporation; and

               WHEREAS, the Participant named above is one of such employees;

               NOW, THEREFORE, the Corporation and the Participant hereby agree as follows:

               1. Meaning of Terms. Unless otherwise defined herein, terms with initial capital letters have the same meaning as in the Plan.

               2. Stock Awards. In accordance with the terms of the Plan, as of the last day of each Fiscal Year (the "Award Date") the Participant may be awarded Restricted Shares equal in value to the amount approved by the Board of Directors for such Fiscal Year, provided, however, that no Award shall be granted subsequent to the Participant's termination of employment with the Corporation (or Subsidiary). The Board of Directors has initially set this amount at four percent (4%) of the amount by which the Participant's total compensation for the Fiscal Year exceeds seventy-five thousand dollars ($75,000). The value of the Restricted Shares shall be based on the audited net book value per share of Common Stock as of the end of such Fiscal Year, calculated in accordance with generally accepted accounting principles and regulations of the Securities Exchange Commission. Any shares so awarded shall be subject to the Shareholders' Agreement that governs all outstanding shares of Common Stock as may be in effect from time to time, and to the terms, conditions, and restrictions as set forth in this Agreement.

               3.     Award Restrictions.

                       (a) Vesting. Unless otherwise provided in Sections 5 and 6, the restrictions imposed on the award of Common
          Stock under this Agreement shall lapse, and such shares shall become vested as a result of the Participant's continued employment with the Corporation as of the fifth (5th) anniversary of the Award Date with respect to the shares awarded as of such date. Thus, for example, shares awarded as of June 30, 1991 shall become vested as of June 30, 1996 if the Participant has continued in employment through that date.
                         During the period which commences on the Award Date and ends on the date the shares vest in accordance with this
          Section 3 (the "Restricted Period"), the Restricted Shares awarded in accordance with this Agreement shall not be transferrable by the Participant by means of sale, assignment, exchange, pledge or otherwise. However, during such period, the Participant shall have the right to tender for sale or exchange, with the Corporation's written consent, any such shares in the event of a tender offer within the meaning of
          Section 14(d) of the Securities Exchange Act of 1934.

                    (b)     Change in Control.  Notwithstanding any other
          provision of this Agreement, upon the occurrence of a Change in Control, all restrictions imposed on the Common Stock awarded in accordance with this Agreement shall lapse, and the Participant shall be 100% vested with respect to all such
          shares.   For this purpose, a "Change in Control" shall be
          deemed to have occurred if there shall have been a change in the composition of the Board of Directors such that at any time a majority of the Board of Directors shall have been members of the Board for less than twenty-four (24) months, unless the election of each new director who was not a director at the beginning of the period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

               4. Delivery of Certificates. The Corporation shall deliver to the Participant or his legal representative, as soon as practical after all or any portion of the shares subject to this Agreement have become vested, a stock certificate representing the number of Common Shares the Participant or his legal representative shall have the right to receive, at that time, as determined in accordance with Section 3 (the "Stock Certificate"); provided, however, that if any law or regulation requires the Corporation to take any action with respect to these shares before the issuance thereof, the date of delivery of the Stock Certificates shall be extended for the period necessary for the Corporation to comply with such requirement; and further provided that, if any law or regulation prohibits the award of shares and neither the Participant nor the Corporation can take any reasonable action to conform this Agreement and/or the award of shares to such law or regulation, then all the duties imposed on both the Corporation and the Participant by this Agreement shall be relieved. The Administrator shall have the sole discretion to determine whether an action is reasonable in light of the facts and circumstances involved in each situation. Any final determination by the Administrator on this issue shall be conclusive and binding on the Corporation and the Participant and his legal representative.

               5.     Termination of Employment.

                    (a) Special Circumstances. If the Participant's employment with the Corporation or a Subsidiary terminates by reason of his attainment of age sixty-five (65), his normal retirement age or under other special circumstances as determined by the Administrator, then, to the extent the Restricted Shares awarded under this Agreement have not yet vested, such shares may be forfeited in part or in whole. Alternatively, such shares may be treated as fully vested in part or in whole, as the Administrator in his sole discretion may determine.

                     (b) Other Terminations. If the Participant's employment with the Corporation or a Subsidiary terminates for reasons other than those specified in subsection (a) above, and/or those described in Section 6, then the Restricted Shares awarded under this Agreement, that are not yet vested, shall be forfeited as of the date of such termination.

               6. Death or Disability. If the Administrator determines that the Participant has become totally and permanently disabled and/or the employee dies while in the employ of the Corporation or a Subsidiary, and prior to the date on which all the Restricted Stock awarded becomes fully vested in accordance with Section 3, then such shares shall become fully vested and nonforfeitable as of the date of death or disability of the Participant. The Administrator will make determinations as to disability on the basis of competent medical advice. The Corporation reserves the right to have the Participant examined by a physician of the Corporation's choice, at the Corporation's expense. Any determination made by the Administrator as to the disability of the Participant shall be conclusive and binding on the Corporation, the Participant and this legal representative. The Participant may designate a beneficiary or beneficiaries to receive the stock certificates that represent that portion of the Restricted Shares which become vested on the death of the Participant in accordance with this Section.

               7. Adjustment of Shares. Notwithstanding anything herein to the contrary, in the event that, prior to the delivery by the Corporation of all the shares subject to this Agreement, there shall be any change in the outstanding Common Shares of the Corporation resulting from a subdivision or consolidation of shares, payment of a stock dividend, exchange of shares, or any other increase or decrease in the number of such shares affected without receipt of consideration by the Corporation, appropriate adjustments shall be made by the Administrator to the kind and number of shares awarded under this Agreement; provided that no fractional shares of stock shall be issued to the Participant on account of any such adjustment, and the Participant's rights to shares always shall be limited after such an adjustment to the lower full share. The determination by the Administrator in each case shall be conclusive and binding on the Corporation and the Participant and his legal representatives.

               8. Shareholder Status. The Stock Certificates evidencing the Restricted Shares awarded in accordance with the terms of this Agreement shall be registered on the Corporation's books in the name of the Participant as of the Award Date. Physical possession or custody of such certificates shall be retained by the Corporation until such time as the shares become vested in accordance with Section 3. While in its possession, the Corporation reserves the right to place a legend on the stock certificate restricting the transferability of such certificates and referring to the terms and conditions approved by the Administrator and applicable to the shares represented by the certificates.

               During the Restricted Period, the Participant shall be entitled to all the rights of a shareholder of the Corporation, including the right to vote the Restricted Shares and receive dividends and/or other distributions declared with respect to those Shares, except as may be otherwise provided in Section 3.

               9. Anti-Assignation Provisions. The rights and privileges of the Participant granted pursuant to this Agreement may not be transferred, or assigned to any person other than the Participant, except by will or the laws of descent and distribution.

               10. Employment. Nothing contained in this Agreement shall obligate the Corporation or any affiliate to employ the Participant for any period, or constitute a contract or agreement of employment with the Participant, nor shall it interfere in any way with the right of the Corporation or an affiliate to reduce the Participant's compensation or to terminate the Participant's employment at any time, with or without cause.

               11. Required Withholding. At the time at which any Restricted Shares awarded under this Agreement become vested in accordance with Section 3, the Corporation shall not deliver or otherwise make such shares available to the Participant until the Participant pays to the Corporation in cash (or any other form acceptable to the Administrator) the amount necessary to enable the Corporation to remit to the appropriate government entity or entities on behalf of the Participant the amount required to be withheld from his wages with respect to such transaction. The Participant may satisfy any withholding obligations by electing to have the Corporation withhold the appropriate number of shares from an Award before such Shares are delivered in accordance with the terms of this Agreement.

               Furthermore, the Corporation or any subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due the Employee taxes of any kind required by law to be withheld with respect to Restricted Shares which have become vested in accordance with Section
          3.

               12. Impact on Other Benefits. The value of an Award of Restricted Stock (either on the Award Date or at the time the shares are vested) shall not be included as compensation or earnings for purposes of any other benefit plan offered by the Corporation.

               13. Amendment(s). This Agreement shall be subject to the terms of the Plan as amended except that the restricted stock award which is the subject of this Agreement may not in any way be restricted or limited by any Plan amendment or termination approved after the date of the award without the written consent of the Participant.

               14. Administration. The Administrator shall have the authority to construe the terms of this Agreement and to prescribe rules and regulations relating to the administration of this Agreement.

               15. Plan. The Plan under which this Award is granted is the Equitable Securities Corporation Employee Stock Bonus
          Plan. The Participant hereby agrees to all of the terms and conditions of the Plan.

               16. Force and Effect. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

               17. Prevailing Laws. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Tennessee.

               18. Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

               19. Notice. Unless waived by the Corporation, any notice to the Corporation required under or relating to this Agreement shall be in writing and addressed to:



               20. Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by the parties. No waiver by either party of any default under this Agreement shall be deemed a waiver of any subsequent default.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

                                  EQUITABLE SECURITIES CORPORATION


                                  William H. Cammack
                                  Chief Executive Officer

          ATTEST:



                                  THE PARTICIPANT


                                  Participant


                             DESIGNATION OF BENEFICIARY

          The beneficiaries below living at my death shall receive the shares which become vested in accordance with section 6 hereof, according to the proportion listed:


                                                         Proportionate
                                                             Share
          Name:                  Relationship:                 %

          Address:


          Name:                  Relationship:                 %
          Address:


          Name:                  Relationship:                 %

          Address:

          Attach further explanation as necessary.